Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

dated as of

January 2, 2026

by and between

COMCAST CORPORATION

and

VERSANT MEDIA GROUP, INC.

TABLE OF CONTENTS

i

SCHEDULES

Schedule A Service Schedule

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of January 2, 2026, is made and entered into by and between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Versant Media Group, Inc., a Pennsylvania corporation (“SpinCo”).

W I T N E S S E T H :

WHEREAS, Comcast and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which and on the terms and conditions set forth therein, among other things, Comcast has agreed to distribute the SpinCo Business to the holders of the Comcast Common Stock as of the Record Date; and

WHEREAS, pursuant to the Separation Agreement, Comcast has agreed to enter into this Agreement (which is an Ancillary Agreement for purposes of the Separation Agreement) to provide or cause to be provided certain services to the Service Recipients on the terms and conditions set forth herein in connection with the transactions contemplated by the Separation Agreement in order to facilitate the orderly separation of the SpinCo Business from the Comcast Business.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.01.   Definitions.  (a) As used herein, the following terms shall have the following meanings:

“Dependent Services” means, with respect to any specified Service (or portion thereof), any and all Services (or portion thereof) that, in Comcast’s good faith reasonable determination, are dependent on the continuation of such specified Service (or portion thereof) or would be adversely affected by the termination or suspension of such specified Service (or portion thereof).

“Disengagement Costs” means any and all reasonable and documented third-party costs, charges, fees and expenses of any kind (including cancellation or termination costs, charges, fees and expenses) incurred by Comcast or any of its Affiliates in connection with the termination of this Agreement or relating to the cessation of any Services hereunder.  For clarity, no Disengagement Costs are payable based upon (i) the termination of a Service by SpinCo pursuant to Section 6.01(d) or (ii) the expiration of the Term of any Service in the ordinary course.

“Disengagement Services” means all services (other than the Services) provided hereunder at the written request of SpinCo primarily for the purpose of disengaging and transitioning Services from the Service Providers to the Service Recipients.

“Service Costs” means the Service Fees and Service Taxes.

“Services” means, subject to the limitations set forth herein and solely to the extent related to the SpinCo Business, the transition services described on Schedule A (the “Service Schedule”).

“TSA Employee” means each individual who (i) is employed by Comcast or any of its Affiliates (other than, for the avoidance of doubt, any employee of any Service Recipient) and (ii) Comcast determines shall provide the Services (or any portion thereof) to any Service Recipient pursuant to this Agreement.

(b)  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

(c)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Access Credentials	2.11(a)
Additional Service	2.01(c)
Agreement	Preamble
Claim	5.02(a)
Comcast	Preamble
Confidential Information	4.01
Customary Billing	3.01(b)
Damages	5.01(a)
Developed Intellectual Property	2.09(d)
Fixed Fee Billing	3.01(b)
Indemnified Party	5.02(a)
Indemnifying Party	5.02(a)
Invoice Objection	3.05(d)
IT Breach	2.11(c)
Pass-Through Billing	3.01(b)
Payment Date	3.05(b)
Representatives	2.11(a)
Separation Agreement	Recitals
Service Fees	3.01(b)
Service Manager	2.14
Service Provider	2.02
Service Provider Indemnitees	5.01(a)
Service Recipient Indemnitees	5.01(b)
Service Recipients	2.01(a)
Service Taxes	3.07(a)

Term	Section
Specific Billing	3.01(b)
SpinCo	Preamble
SpinCo Developed Intellectual Property	2.09(d)
Term	2.01(b)
Termination Fees	6.02
Third Party Claim	5.02(b)
Third Party Consent Costs	2.08(a)
Third Party Provider	2.02

Section 1.02.   Other Definitional and Interpretive Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Appendices, Annexes and Schedules are to Articles, Sections, Exhibits, Appendices, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Appendices, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Appendix, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  The word “or” means “and/or” unless the context provides otherwise.  References to “dollars” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one Business Day prior to such date.  References to one gender shall be held to include the other gender as the context requires.  In the event of any inconsistency between the terms of this Agreement and the terms set forth in the Service Schedule, the terms set forth in the Service Schedule shall prevail unless expressly provided otherwise.

Article 2
Services

Section 2.01.   Services.  (a) Subject to the terms and conditions set forth herein, Comcast shall provide or cause the other Service Providers to provide to SpinCo and its Affiliates (collectively the “Service Recipients”), and the Service Recipients shall receive, the Services for the term indicated in Section 2.01(b).  A detailed description of each Service to be provided by the Service Providers to the Service Recipients hereunder is set forth in the Service Schedule.

(b)   Each Service shall commence on the date hereof and thereafter shall be provided for the period specified for such Service in the Service Schedule (each such period, a “Term”).  The Term for each Service may be (i) extended or shortened by mutual written agreement of SpinCo and Comcast, and (ii) terminated by SpinCo or Comcast, as applicable, pursuant to Section 6.01, in each case to be reflected in an amendment to the Service Schedule; provided that, except as expressly provided in the Service Schedule on the date hereof, no Service shall be provided for a Term extending beyond the date that is twenty-four (24) months following the Distribution Date.

(c)   In addition to the Services to be provided or procured by the Service Providers in accordance with Section 2.01(a), if due to a good faith oversight, the Service Schedule fails to identify a service provided by the Service Providers to the SpinCo Business during the twelve (12) month period prior to the Distribution Date, which service is not within the scope of any other Ancillary Agreement (each, an “Additional Service”), and such Additional Service is necessary for the Service Recipients during the term of this Agreement to operate the SpinCo Business in substantially the same manner as the SpinCo Business had been operated during the twelve (12) month period prior to the Distribution Date, then, upon written request of SpinCo that identifies and states its desire to receive such Additional Service, the parties hereto shall negotiate in good faith for the Service Providers to provide such Additional Service; provided that (i) nothing herein shall obligate either party hereto to agree to any such terms or to provide or receive any such Additional Service unless agreed in writing by both parties hereto and (ii) no Additional Service shall be provided for a Term extending beyond twenty-four (24) months following the Distribution Date. To the extent the parties hereto reach a written agreement with respect to providing such Additional Service, the parties shall cooperate and act in good faith to add such Additional Service to the Service Schedule and mutually agree in good faith to a description of such Additional Service, the Term during which such Additional Service would be provided, the Service Fees for such Additional Service and any other terms applicable thereto.  Upon amendment of the Service Schedule to include such Additional Service, such Additional Service shall be deemed part of the “Services” provided under this Agreement subject to the terms and conditions of this Agreement.

Section 2.02.   Affiliates and Third Party Providers.  In providing, or otherwise making available, the Services to the Service Recipients, Comcast may use, at its discretion, its own personnel or the personnel of any of its Affiliates (including the TSA Employees) or employ the services of contractors, subcontractors, vendors or other third parties (each, a “Third Party Provider”); provided that Comcast shall remain responsible for ensuring that its obligations with respect to such Services, including the general standard of service described below under Section 2.03, are satisfied with respect to all Services provided by any Service Provider; provided, further, that Comcast shall notify SpinCo in the event Comcast elects to utilize a Third Party Provider to provide any Service that was provided to the SpinCo Business directly by Comcast or one of its Affiliates as of immediately prior to the Distribution Date.  Each of Comcast, its Affiliates and any Third Party Provider that provides Services shall be referred to as a “Service Provider”.

Section 2.03.   General Standard of Service.  Except as otherwise agreed in writing by the parties hereto or expressly provided in this Agreement, each Service Provider shall provide Services in all material respects in substantially the same manner in terms of the nature, quality and standard of care as such services have been provided to the SpinCo Business during the twelve (12) month period prior to the Distribution Date.  Neither Comcast nor any other Service Provider shall be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of any Service Recipient to timely provide the information, access or other cooperation necessary for a Service Provider to provide such Service.  Comcast’s obligation to provide or cause to be provided the Services in accordance with the standards set forth in this Section 2.03 shall be subject to Comcast’s right to supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by a Service Provider to Comcast or any of its Affiliates or as required by Applicable Law.

Section 2.04.   Compliance with Applicable Law.  The parties hereto will comply, and will cause their Affiliates and their respective employees to comply, with all Applicable Law in the performance of this Agreement.

Section 2.05.   Force Majeure.  Neither party hereto shall be liable to the other party hereto under this Agreement for any interruption of service, any delays in performing, or any failure to perform, in each case, caused by matters or events occurring that are beyond the reasonable control of such party, including strikes, lockouts or other labor disputes or difficulties; fires, floods, acts of God, extremes of weather, earthquakes, tornadoes, or similar occurrences; riot, insurrection or other hostilities; embargo; fuel or energy shortage; delays by unaffiliated suppliers or carriers; inability to obtain necessary labor, materials or utilities; any epidemic, pandemic or disease outbreak or worsening thereof; or any action taken by any Governmental Authority in response to any of the foregoing.  Any delays, interruptions or failures to perform caused by such occurrences shall not be deemed to be a breach or failure to perform under this Agreement; provided that (i) this Section 2.05 only operates to suspend, and not to discharge, a party’s obligations under this Agreement, and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder and to the extent such suspension adversely impacts the progress of the transition of any Service to a Service Recipient, the Service Recipient may request in writing that the Term for such Service shall be tolled for the duration of such suspension (provided, further, that any such tolling shall not result in the Term of any Service extending beyond 24 months following the Distribution Date unless Comcast determines, in good faith but in its sole discretion, that, once Comcast is capable of resuming performance, providing such Service for all or some portion of the remaining Term (on the terms and conditions of this Agreement) beyond such 24-month period will not create any significant risk to the Intended Tax Treatment (as defined in the Tax Matters Agreement)) and (ii) this Section 2.05 shall not excuse a party’s obligation to pay money; provided, further, that SpinCo shall not be obligated to pay (other than previously accrued Service Costs) for any particular Service during the pendency of a Service Provider’s failure to provide such particular Service.  Each party hereto shall use its good faith efforts to promptly notify the other upon learning of the occurrence of such event of a force majeure and (x) the affected party shall use its commercially reasonable efforts to mitigate and eliminate the force majeure in order to resume performance as promptly as practicable, provided that such affected party will have no obligation to expend any money, commence any litigation or offer or grant any accommodation to any other Person, and (y) the unaffected party shall have no obligation hereunder with respect to the obligations the affected party is unable to perform due to the force majeure event.  If a Service Provider is unable to provide any of the Services due to a force majeure event, the parties hereto shall use commercially reasonably efforts to cooperatively seek a solution that is mutually satisfactory, such as the subcontracting of all or part of the provision of the Services under the supervision of such Service Provider for the period of time during or affected by the force majeure.

Section 2.06.   Limitations.  (a) SpinCo agrees that the Services will be used by each Service Recipient solely in connection with the operation of the SpinCo Business and to facilitate an orderly separation of the SpinCo Business from the Comcast Business following the Distribution Time.  No member of the SpinCo Group may resell, license the use of or otherwise permit the use by any Person other than the Service Recipients of any Services, except with the prior written consent of Comcast.

(b)   In providing the Services, no Service Provider shall be obligated to, unless expressly agreed in writing by the parties or expressly set forth on the Service Schedule: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment, hardware, Intellectual Property Right or software, except to the extent (a) such equipment, hardware, Intellectual Property Right or software is reasonably necessary for the performance or receipt of a Service and (B) SpinCo agrees to solely bear the applicable cost and expense or (iv) provide any Service to any Service Recipient for any fiscal year at a volume or level that is materially more than the volume or level of such Service in the preceding fiscal year.

Section 2.07.   Labor Matters.  Comcast or the applicable Service Provider shall determine the TSA Employees who shall perform the Services to be provided by it.  All labor matters relating to any TSA Employees shall be within the exclusive control of Comcast or the applicable Service Provider, and SpinCo and its Affiliates shall not take any action affecting such matters.  Except as expressly provided in the Employee Matters Agreement, nothing in this Agreement is intended to transfer the employment of any TSA Employee to SpinCo or any of its Affiliates.  All TSA Employees will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees of Comcast or the applicable Service Provider and not employees of SpinCo or any of its Affiliates.  In providing the Services, the TSA Employees will be under the exclusive direction, control and supervision of Comcast or the applicable Service Provider and not of SpinCo or any of its Affiliates.  Except with respect to the SpinCo Assets, or any other assets and materials provided by SpinCo in accordance with Section 2.08(b), all procedures, methods, systems, strategies, tools, equipment, facilities and other resources of any Service Provider that are used by any Service Provider in connection with the provision of Services hereunder (including any Intellectual Property Right whether existing or created in connection with the provision of the Services or otherwise) shall remain the property of such Service Provider and shall at all times be under the sole direction and control of such Service Provider.

Section 2.08.   Third-Party Consents; Cooperation; Further Actions.  (a) Comcast and SpinCo shall use commercially reasonable efforts to (i) obtain and keep and maintain in effect or (ii) as applicable, cause their respective Affiliates or, in the case of Comcast, any applicable Third Party Providers to obtain and keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by a Service Provider in accordance with the terms of this Agreement; provided that if any Service Provider is unable to obtain any such license or consent, Comcast shall promptly notify SpinCo in writing and Comcast and SpinCo shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne solely by SpinCo (the “Third Party Consent Costs”) and none of Comcast or any of its Affiliates shall be required to pay any money or other consideration or grant any other accommodation to any Person (including any amendment to any contract) or initiate any action, suit or proceeding against any Person to obtain any such license or consent; provided that Comcast and its Affiliates shall not incur any such costs without the prior written consent of SpinCo.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Comcast and its Affiliates or as a result of SpinCo failing to consent to the incurrence of costs relating to obtaining any such license or consent, Comcast shall not be required to provide or cause to be provided the affected Services.

(b)   To the extent necessary, or upon Comcast’s reasonable advance written request, SpinCo shall make all SpinCo Assets or other facilities (including all ancillary facilities-related services), assets, information technology systems and applications or materials of the Service Recipients available to the applicable Service Provider for the provision of the Services (it being understood that, as between the parties hereto, title to all SpinCo Assets and such other facilities, assets, information technology systems and applications or materials shall at all times remain with the applicable Service Recipient and such Service Recipient shall at all times be the owner of record of such SpinCo Assets and other facilities, assets, information technology systems and applications or materials and shall be solely responsible for any matters arising therefrom or related thereto); provided that in the event SpinCo fails to make any such SpinCo Assets or other facilities, assets, information technology systems and applications or materials available to the applicable Service Provider, the Service Providers shall have no further obligation to provide any affected Services to the extent such SpinCo Assets or other facilities, assets, information technology systems and applications or materials are required for the provision of such Services.

Section 2.09.   Intellectual Property.  (a) Subject to the terms and conditions of this Agreement, with respect to each Service, Comcast (on behalf of itself and its Affiliates) hereby grants to each Service Recipient and its Affiliates a limited, non-exclusive, non-sublicensable, non-assignable (except as expressly provided for in Section 8.05) license, solely during the Term for such Service, to use any Intellectual Property Right (other than Trademarks or Entertainment Rights), software and data that is (i) owned or controlled by Comcast or its Affiliates and (ii) provided or otherwise made available by a Service Provider to such Service Recipient as part of such Service, but in each case solely to the extent necessary for such Service Recipient and its Affiliates to receive and use such Service as provided for and in accordance with this Agreement, subject to any applicable third-party restrictions or limitations.

(b)   Subject to the terms and conditions of this Agreement, with respect to each Service, each Service Recipient (on behalf of itself and its Affiliates) hereby grants to Comcast and its Affiliates a limited, non-exclusive, royalty-free, non-sublicensable (except as expressly set forth herein), non-assignable (except as expressly provided for in  Section 8.05) license, solely during the Term for such Service, in and to any Intellectual Property Right (other than Trademarks), software and data owned or controlled by such Service Recipient or any of its Affiliates, but in each case solely to the extent necessary for the applicable Service Provider to perform such Service as provided for and in accordance with this Agreement, subject to any applicable third-party restrictions or limitations (it being understood that Comcast shall have the right to grant a sublicense under the foregoing license to any Third Party Provider).

(c)   ALL SERVICES, SOFTWARE, INTELLECTUAL PROPERTY RIGHTS AND DATA LICENSED HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO LICENSES OR OTHER RIGHTS TO ANY SOFTWARE, INTELLECTUAL PROPERTY RIGHTS, DATA OR OTHER ASSETS ARE GRANTED TO EITHER PARTY HERETO UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY HERETO RETAINS AND RESERVES ALL RIGHTS NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

(d)   The parties hereto acknowledge and agree that, except as expressly otherwise set forth in the Service Schedule with respect to a specific Service, as between the parties, Comcast shall solely own all right, title and interest in and to all Intellectual Property Rights (other than Trademarks) authored, conceived, developed or reduced to practice by any Service Provider (whether solely or jointly with others) in connection with the Services (“Developed Intellectual Property”), provided that SpinCo shall own all right, title and interest in and to all Developed Intellectual Property that (i) is exclusively related to the SpinCo Business, (ii) is not intended, designed or capable of being applied for general business use and (iii) does not have, and may not reasonably have, application for Comcast or any of its Affiliates with operations or services other than the Services (any Developed Intellectual Property meeting the criteria set forth in (i) – (iii), “SpinCo Developed

Intellectual Property”).  SpinCo hereby irrevocably assigns, and shall cause the other Service Recipients to assign, to Comcast (or its designated Affiliate) all of its or their right, title and interest in and to all Developed Intellectual Property (other than SpinCo Developed Intellectual Property), and hereby waives any and all moral rights that it or they may have in all such Developed Intellectual Property.  Comcast hereby irrevocably assigns, and shall cause the other Service Providers to assign, to SpinCo (or its designated Affiliate) all of its or their right, title and interest in and to all SpinCo Developed Intellectual Property, and hereby waives any and all moral rights that it or they may have in any SpinCo Developed Intellectual Property.  The parties hereto agree to execute all other documents and take all actions as may be necessary or desirable to enable the other party to prosecute, perfect, enforce, defend, register and/or record its right, title and interest in, to and under the Developed Intellectual Property or SpinCo Developed Intellectual Property, as applicable.

Section 2.10.   Data Protection.  The provision of the Services shall be subject to the Data Processing Agreement.  To the extent that any Affiliate of Comcast that is not already covered by the Data Processing Agreement or any Third Party Provider is or becomes a Service Provider, Comcast shall, or shall cause such applicable Service Providers to, and, to the extent that any Affiliate of SpinCo that is not already covered by the Data Processing Agreement is or becomes a Service Recipient, SpinCo shall, or shall cause such applicable Service Recipients to, enter into a data processing agreement on substantially the same terms as the Data Processing Agreement, as modified to the extent necessary to reflect the nature of the Services to be governed thereby, the jurisdictions in which such Services are being provided and the roles of the applicable Service Providers and Service Recipients with respect to such Services.  Without limiting the foregoing, and in any event, Comcast shall, and shall cause the Service Providers to, and SpinCo shall, and shall cause the Service Recipients to, comply with any and all privacy and data protection-related Applicable Laws that are or that may in the future be applicable to the provision or receipt of Services hereunder.

Section 2.11.   Information Technology.

(a)   SpinCo shall cause each Service Recipient and its respective employees, officers, directors, advisors and representatives (collectively, “Representatives”) and any subcontractors to: (i) not attempt to obtain access to or use any information technology systems of any Service Provider, or any data owned by any Service Provider, or any data used or processed by any Service Provider (other than any data of any Service Recipient), except to the extent required to receive the Services; (ii) access and use the information technology systems made available by each Service Provider solely via a secure method selected by such Service Provider in its sole discretion; (iii) maintain reasonable security measures to protect the systems of each Service Provider to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (iv) not permit access or use of information technology systems of any Service Provider by a third party other than as authorized by prior written consent of Comcast; (v) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of any Service Provider; (vi) comply with the security policies and procedures of each Service Provider (to the extent previously provided to each Service Recipient in writing); (vii) communicate system passwords, keys, passcodes and other authentication credentials (collectively, “Access Credentials”) to users in a secure manner, with a proof of identity check of the intended users; and (viii)(viii) maintain the confidentiality of all such Access Credentials, including by ensuring no such Access Credentials are used for any purpose other than the receipt of the Services.

(b)   Comcast shall cause each Service Provider and its respective Representatives to: (i) not attempt to obtain access to or use any information technology systems of any Service Recipient, or any data owned by any Service Recipient, or any data used or processed by any Service Recipient (other than any data of any Service Provider), except to the extent required to perform the Services; (ii) access and use the information technology systems made available by each Service Recipient solely via a secure method selected by such Service Recipient in its sole discretion; (iii) maintain reasonable security measures to protect the systems of each Service Recipient to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (iv) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of any Service Recipient; (v) communicate Access Credentials to users in a secure manner, with a proof of identity check of the intended users; and (vi) maintain the confidentiality of all such Access Credentials, including by ensuring no such Access Credentials are used for any purpose other than the performance of the Services.

(c)   Each party hereto shall promptly (and, in any event, within twenty-four (24) hours) notify the other party in the event it or any of its respective Affiliates becomes aware of or suspects that there has been a breach of security or a loss, theft or unauthorized access, use or disclosure of any information technology systems (collectively, “IT Breach”) of any Service Provider or any Service Recipient to the extent such (i) IT Breach could adversely affect the provision or receipt of the Services hereunder or such other party’s data or Confidential Information or (ii) notice is required by Applicable Law.

(d)   Each Service Provider shall retain sole administrative rights and control of the tools, applications and infrastructure used in connection with the applicable Services (including any and all applicable Access Credentials).  No such Access Credentials shall transfer or be released to any Service Recipient either during the Term of the applicable Service or thereafter, and no Service Recipient or Representative or subcontractor thereof shall retain any such Access Credentials following the Term of the applicable Service.

Section 2.12.   Policies and Procedures.

(a)   SpinCo shall cause each Service Recipient and its respective Representatives and any subcontractors to comply with the internal policies, procedures, rules and regulations of the Service Providers (as may be updated from time to time) applicable to (i) the use of the Service Providers’ information technology systems, computers, networks, telephone systems, software, data, equipment or other facilities in connection with the Services or (ii) such Service Recipient’s conduct while on a Service Provider’s premises or utilizing a Service Provider’s facilities in connection with the Services, in each case to the extent such policies, procedures, rules or regulations are generally applicable to such Service Provider’s own organization.

(b)   Comcast shall cause each Service Provider and its respective Representatives to comply with the internal policies, procedures, rules and regulations of the Service Recipients (as may be updated from time to time) applicable to (i) the use of the Service Recipients’ information technology systems, computers, networks, telephone systems, software, data, equipment or other facilities in connection with the Services or (ii) such Service Provider’s conduct while on a Service Recipient’s premises or utilizing a Service Recipient’s facilities in connection with the Services, in each case to the extent such policies, procedures, rules or regulations (A) are generally applicable to such Service Recipient’s own organization and (B) do not, in the applicable Service Provider’s reasonable business judgment, unreasonably impact, frustrate or inhibit such Service Provider’s provision of Services.

Section 2.13.   Access to Information.  Subject to Applicable Law, SpinCo shall, and shall cause the other Service Recipients to, with respect to any Service during the Term of such Service, upon reasonable advance notice, afford Comcast and its Representatives, including Third Party Providers and Comcast’s internal and external auditors, reasonable access, during normal business hours, to the employees, properties, books and records and other documents of the Service Recipients that are reasonably requested by Comcast in connection with the provision and receipt of such Service hereunder.

Section 2.14.   Transition Governance.  Comcast, on the one hand, and SpinCo, on the other hand, shall each designate a service manager (that party’s “Service Manager”), who shall be directly responsible for coordinating and managing for the party he or she represents all activities undertaken by such party hereunder, including making available to the other party the information, facilities, resources and other support services required for the performance of, or receipt of, the Services in accordance with the terms of this Agreement (it being understood that the Service Managers may delegate the foregoing responsibility to one or more delegates).  The Service Managers (or their respective delegates) shall meet or confer, by telephone or in person, from time to time as necessary, and at least once per month or otherwise as the parties agree, during the term of this Agreement in order to promote open and efficient communication regarding effective and coordinated performance of, and the resolution of questions and issues related to, the Services.  The Service Managers (or their respective delegates) shall also discuss progress in the transition of the Services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of the parties in the execution of their obligations pursuant to this Agreement.  Comcast, on the one hand, and SpinCo, on the other hand, may, in its sole discretion, replace its respective Service Manager (and delegates thereof) from time to time with a substitute upon notice to the other party.

Article 3
Service Fees

Section 3.01.   Fees for Services.

(a)   In consideration for the Services provided under this Agreement, SpinCo shall pay to Comcast (or the applicable Service Provider designated by Comcast) the fees for each Service, as calculated below.

(b)   The Service Schedule indicates, with respect to each Service listed therein, whether the costs to be charged to the Service Recipients for such Service are determined by (i) the customary billing method described in Section 3.02 (“Customary Billing”), (ii) the pass-through billing method described in Section 3.03 (“Pass-Through Billing”), (iii) the fixed fee method described in Section 3.04 (“Fixed Fee Billing”), (iv) a specific billing method to be mutually agreed upon by SpinCo and Comcast (“Specific Billing”) or (v) some combination thereof.  The amounts calculated by Comcast pursuant to the Customary Billing, Pass-Through Billing, Fixed Fee Billing and Specific Billing methods applicable to Services provided to the Service Recipients and charged to the Service Recipients as provided herein, together with (A) any and all Third Party Consent Costs and other direct (i.e., out-of-pocket) costs reasonably incurred by the Service Providers in connection with providing the Services (that, in each case of this clause (A), are not otherwise included in the applicable billing method for such Services) and (B) any and all Disengagement Costs, and any and all costs, charges, fees and expenses incurred by Comcast or any of its Affiliates in connection with the provision of any and all Disengagement Services, are collectively referred to herein as the “Service Fees.”

(c)   Subject to the express terms of the Service Schedule, the SpinCo Group shall be responsible for a reasonably and fairly allocated portion of costs or expenses incurred by the Comcast Group in respect of each TSA Employee in connection with the provision of the Services, including the allocable portion of (i) all compensation payable to such TSA Employees, including salary, wages and cash bonus and commissions, (ii) the costs associated with participation in and accruals under any Employee Plan (as defined in the Employee Matters Agreement), including in respect of claims under any self-insured Comcast H&W Plans (as defined in the Employee Matters Agreement), (iii) workers’ compensation insurance, including premiums and claims, (iv) any premium costs for insurance coverage relating directly to the TSA Employees, including coverage for comprehensive and general liability and professional liability insurance, as applicable, (v) other employment-related costs (including any stock-based compensation expenses) in respect of the TSA Employees, and (vi) any amounts payable under unemployment compensation or workers’ compensation laws and the employer portion of any payroll, employment or similar taxes (including social security or similar contributions) associated with any of the foregoing clauses (i) through (v).  To determine the costs and expenses described in the foregoing clauses (ii), (iii) and (iv), Comcast and SpinCo shall use the same methodology(ies) that Comcast has historically used in the ordinary course with respect to the TSA Employees (for example, the application of an assumed fringe rate or a reasonable allocation of a shared cost pool).

(d)   The parties hereto intend and agree that this Agreement provides for the orderly and efficient separation of the SpinCo Business from the Comcast Business following the Distribution Time and that the methods of calculation of the Service Fees hereunder shall permit the Service Providers to receive full reimbursement for all reasonably apportioned overhead, administrative and supervisory costs and expenses incurred directly or indirectly by the Service Providers in connection with the provision of the Services consistent with the manner in which the Service Provider charges and/or receives reimbursement from its Affiliates from time to time (including all pertinent cost components, together with any other amounts agreed to by the parties hereto) as provided in the Service Schedule or as otherwise agreed by the parties hereto.  It is further understood and agreed that when any Service Fees for Services hereunder are to be determined or agreed upon by Comcast and SpinCo (whether before or after the Distribution Time), such Service Fees shall, except as otherwise set forth in this Agreement, in all events include all pertinent cost components and any other amounts therefor mutually agreed to by the parties hereto.

Section 3.02.   Customary Billing.  The Service Fees to which the Customary Billing method applies shall, subject to Section 3.01(d), be calculated on a basis that is substantially equivalent to the basis on which costs are attributed (whether through direct or indirect charges, allocations or otherwise) from time to time, now or in the future, to other companies or businesses operated by Comcast or its Affiliates for the same or comparable services; provided, that (i) in respect of any particular Services, if Comcast does not generally attribute costs associated with the same or comparable services to other companies or businesses operated by Comcast or its Affiliates as provided above, then the Customary Billing method for such Services shall be equivalent to the market value of all Services provided by Comcast personnel and other Persons which are reasonably allocable to the provision of such Services to the Service Recipients and (ii) if Comcast provides financial relief from time to time to any companies or businesses operated by Comcast or its Affiliates with respect to any costs, fees, expenses and/or allocations that are otherwise generally allocated to or paid by companies or businesses operated by Comcast or its Affiliates, the Service Recipients shall not be entitled to the same financial relief.

Section 3.03.   Pass-Through Billing.  The costs of Services to which the Pass-Through Billing method applies shall, subject to Section 3.01(d), be equal to the aggregate amount of the third-party costs and expenses incurred (which costs shall include but not be limited to adjustments for attributable rebates) by any Service Provider on behalf of the Service Recipients.

Section 3.04.   Fixed Fee Billing.  The cost of Services to which the Fixed Fee Billing method applies shall be in the amount set forth in the Service Schedule; provided that, where the Fixed Fee Billing method applies for a given Service, in the event that (a) the volume or level of such Service increases from the volume or level of such Service (i) in the preceding fiscal year or (ii) that is otherwise estimated or specified in the applicable Service Schedule, or (b) the cost to the applicable Service Provider to provide such Service materially increases, Comcast shall have the right to, upon written notice to SpinCo and the applicable Service Recipient, reasonably and equitably increase the corresponding Service Fee for such Service (it being understood that Comcast shall, and shall cause the Service Providers to, use commercially reasonable efforts to limit the occurrence and extent of any such increases).

Section 3.05.   Invoicing of Fees.  (a) Comcast shall invoice, or shall cause the applicable Service Provider to invoice, SpinCo on a monthly basis (not later than forty-five (45) days following the end of the applicable month), for the Service Costs and any applicable Termination Fees incurred in such month, including reasonable supporting data.  Comcast shall use its commercially reasonable efforts to cause invoices to be presented to SpinCo on the schedule set forth in this Section 3.05(a), but no delay in presentation of an invoice shall affect SpinCo’s obligation to pay the full amount of such invoice, when presented, on the terms set forth herein.

(b)   Except as specifically provided on the Service Schedule, SpinCo shall pay, or shall cause to be paid, each invoice delivered pursuant to Section 3.05(a) on or before the date (each, a “Payment Date”) that is forty-five (45) days after the date of such invoice, in each case excluding any disputed amounts validly withheld in accordance with Section 3.05(d).  Such payments shall be made by wire transfer of immediately available funds to an account designated by Comcast.

(c)   If SpinCo fails to pay the full amount of any invoice under this Agreement within thirty (30) days of the applicable Payment Date (excluding any disputed amounts validly withheld in accordance with Section 3.05(d)), SpinCo shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the rate of 1% per month from the applicable Payment Date through the date of payment; provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law.  All payments made shall be applied first to unpaid interest and then to amounts invoiced but unpaid.  If SpinCo fails to pay the full amount of any invoice within thirty (30) days of the applicable Payment Date (excluding any disputed amounts validly withheld in accordance with Section 3.05(d)), and to the extent the aggregate amount of such overdue unpaid invoices exceeds $1,500,000, Comcast may, upon written notice to SpinCo, elect to suspend, without liability, its obligations hereunder to provide or cause to be provided any or all Services to SpinCo until such time as such invoices have been paid in full.

(d)   If SpinCo in good faith disputes any Service Costs or other amounts reflected in an invoice delivered hereunder (excluding those associated with the Fixed Fee Billing method) (such dispute, an “Invoice Objection”), SpinCo shall advise Comcast (including Comcast’s Service Manager) in writing of such Invoice Objection within fifteen (15) days of receipt of the applicable invoice and shall provide a reasonably detailed explanation as to the basis of such dispute.  Subject to the remainder of this Section 3.05(d), SpinCo may withhold payment of the portion of the invoice amount disputed in good faith by SpinCo, and only such disputed portion, if the applicable Invoice Objection cannot be resolved before the applicable Payment Date. The parties shall seek to resolve all Invoice Objections expeditiously and in good faith, and will initially attempt to resolve any Invoice Objection through negotiation of the Service Managers.  If the Service Managers are unable to reach a resolution with respect to the Invoice Objection within fifteen (15) days of Comcast’s receipt of notice of such Invoice Objection, the parties shall escalate such Invoice Objection to each party’s Chief Financial Officer (which, in the case of Comcast, may be either Comcast’s or NBCU Media’s Chief Financial Officer, as determined by Comcast in its sole discretion) for resolution.  If the parties’ respective Chief Financial Officers are unable to resolve such dispute within fifteen (15) days following such escalation, then SpinCo may, within ten (10) days following the completion of such escalation process, elect to resolve such Invoice Objection via arbitration pursuant to the terms and conditions of Section 6.10 of the Separation Agreement; provided that (i) any withheld invoice amounts that are determined pursuant to such arbitration to be payable to Comcast shall be subject to late interest calculated in accordance with Section 3.05(c) and (ii) Comcast may not terminate this Agreement pursuant to Section 6.01 during the pendency of any such arbitration.  Unless SpinCo timely elects to resolve the Invoice Objection via arbitration, SpinCo shall pay, or cause to be paid, any withheld invoice amounts to Comcast within ten (10) days of the conclusion of the foregoing escalation process (which date shall be considered the “Payment Date” with respect to such withheld invoice amounts, including for purposes of Section 3.05(c) and Section 6.01(b)).  For clarity, SpinCo shall not be entitled to obtain access to any books or records of Comcast or any of its Affiliates (or any information set forth therein) pursuant to this Section 3.05(d) (it being understood that access to such books, records and information shall be solely as set forth in Section 3.08).

Section 3.06.   Right to Set Off.  SpinCo hereby unconditionally and irrevocably waives any rights of set off, netting, offset, recoupment or similar right that SpinCo has or may have with respect to the payment of the Service Fees or any other payments to be made by SpinCo pursuant to this Agreement.  Notwithstanding the foregoing, the parties hereto may from time to time agree to offset certain amounts payable by the parties hereto to one another pursuant to this Agreement (but not, for clarity, pursuant to any other agreement or arrangement between the parties hereto or any of their respective Affiliates), subject in each case to the parties’ prior written agreement (each in its sole discretion) with respect to such offsetting.

Section 3.07.   Taxes.  Without duplication of any amount included in the Service Fees, (a) SpinCo shall bear and pay all applicable sales, use, transaction, consumption, excise, services, value added, transfer, payroll, employment and other similar Taxes (and any related interest, penalty, addition to tax or additional amount imposed, but excluding, for clarity, any income Taxes) incurred or imposed with respect to the provision of the Services, to this Agreement or to any payment hereunder (“Service Taxes”), whether or not such Service Taxes are shown on any invoices.  If any Service Provider pays any portion of such Service Taxes, then Comcast shall, or shall cause the applicable Service Provider to, include such amount on the next applicable monthly invoice submitted to SpinCo hereunder.  Such Service Taxes shall be incremental to other payments or charges identified in this Agreement.

(b)   All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by Applicable Law, in which event SpinCo shall promptly inform Comcast of such required deduction or withholding and the amount of the payment due from SpinCo shall be increased to an amount that after any deduction or withholding leaves an amount equal to the payment that would have been due if no such deduction or withholding had been required.  SpinCo shall pay (or cause to be paid) such deducted or withheld amounts over to the applicable

Governmental Authority in accordance with the requirements of Applicable Law and provide Comcast with an official receipt confirming payment.

Section 3.08.   Audits.  SpinCo shall have the right, once per calendar year during the term of this Agreement (and once during the one-year period following the expiration or termination of this Agreement), at its own expense and on thirty (30) days advance written notice to Comcast, to have an independent auditor reasonably acceptable to Comcast (and who has executed an appropriate confidentiality agreement reasonably acceptable to Comcast) audit the books and records of Comcast or any of its Affiliates for the sole purpose of certifying the accuracy of the Service Fees (excluding those associated with the Fixed Fee Billing method) charged by Comcast to the Service Recipients in accordance with the terms of this Agreement for the preceding calendar year; provided that (i) any such audit shall take place during reasonable business hours on a mutually agreed upon date, (ii) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit) and (iii) no such books and records may be audited more than one time.  Comcast may designate competitively sensitive information which such auditor may see and review but which it may not disclose to SpinCo and all such books and records, and any applicable audit report and findings, shall be the Confidential Information of Comcast.  SpinCo shall provide to Comcast a copy of each such audit report promptly after its receipt thereof.  In the event that any such audit indicates any overpayment or underpayment of amounts paid to Comcast by any Service Recipient, the applicable party shall pay to the other party (within thirty (30) days following the date of delivery of such audit report to Comcast) the amount of such overpayment or underpayment, as the case may be, plus (if the overpayment or underpayment amount exceeds $250,000.00) interest on such amount of overpayment or underpayment, as the case may be, accruing monthly from the date of such overpayment or underpayment until such amount is paid at 1% per month from the relevant payment due date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law).  If either party hereto has a good faith dispute with respect to the findings of such audit, the parties shall follow the dispute resolution procedures set forth in Section 8.07.

Article 4
Confidentiality

Section 4.01.   Confidentiality.  From and after the Distribution Date, each party hereto shall hold, and cause its Affiliates and its and their respective Representatives to hold, in strict confidence, with at least the same degree of care that such party applies to its own similar confidential and proprietary information, and not disclose or use, except as necessary in the provision or receipt of the Services or otherwise as permitted under this Agreement or with the prior written consent of the other party hereto, all documents and information concerning the other party hereto provided to it pursuant to this Agreement (“Confidential Information”), except to the extent (a) such party or any of its Affiliates or its or their respective Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose such Confidential Information, subject to the remainder of this Section 4.01, or (b) such Confidential Information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its Affiliates or its or their respective Representatives in violation of this Section 4.01, (ii) was or becomes available to the receiving party or any of its Affiliates or its or their respective Representatives on a non-confidential basis from a source that was not known by the receiving party or any of its Affiliates or its or their respective Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (iii) was independently developed by or on behalf of the receiving party or any of its Affiliates or its or their respective Representatives through individuals who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the other party; provided that the foregoing clauses (ii) and (iii) shall not apply to information of either party hereto in the possession of the other party prior to the Distribution Date by virtue of their previous Affiliate relationship.  Notwithstanding the foregoing, a party may disclose Confidential Information of the other party to its Affiliates and its and their respective Representatives who need to know such information in their capacities as such so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially.  If a party or any of its Affiliates or its or their respective Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose any Confidential Information, such party, if legally permitted, will promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy.  If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.01, such party or its Affiliate or its or their respective Representative may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed or that it otherwise determines to be reasonably necessary to respond to a governmental request, and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Each party agrees to be responsible for any breach of this Section 4.01 by its Affiliates or its or their respective Representatives.  Nothing in this Section 4.01 shall limit any other confidentiality obligations among the parties to this Agreement pursuant to any other agreement among such parties (including the Separation Agreement), and to the extent any Confidential Information would be subject to the protections afforded under this Agreement and any other agreement, whichever agreement provides the highest level of protection for such Confidential Information shall apply.

Section 4.02.   No Rights to Confidential Information.  Each party hereto acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other party hereto by reason of this Agreement or the provision or receipt of Services hereunder.

Section 4.03.   News Exception.  Notwithstanding any other provision of this Agreement, any disclosure of Confidential Information by either party hereto or any of its Affiliates or its or their respective Representatives in the ordinary course of their business of disseminating news and information is not a breach of this Agreement; provided that the individuals involved in such dissemination received such Confidential Information from a source other than the personnel of such party hereto involved in the provision or receipt of Services under this Agreement.

Section 4.04.   Third Party Non-Disclosure Agreements.  To the extent that any third-party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with the performance of Services requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of such Service Recipient or to permit any Service Recipient access to such information or software, SpinCo shall cause such Service Recipient to execute (and will cause such Service Recipient’s employees and other service providers to execute, if required) any such form.

Section 4.05.   Safeguards.  Each party hereto agrees to establish and maintain administrative, physical and technical safeguards, information technology and data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the other party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

Article 5
Indemnification; Limitation of Liability

Section 5.01.   Indemnification.  (a) SpinCo agrees to indemnify and hold harmless Comcast and each other Service Provider, their respective Affiliates and their respective Representatives (collectively, the “Service Provider Indemnitees”) from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the parties hereto) (“Damages”) asserted against or incurred by any Service Provider Indemnitee as a result or arising out of (i) a Service Recipient’s or any of its Affiliates’ breach of this Agreement, (ii) the provision of the Services by such Service Provider Indemnitee or the use of the Services by a Service Recipient or any of its Affiliates or (iii) a Service Recipient’s or any of its Affiliates’ gross negligence, fraud or willful misconduct; provided that SpinCo shall not be responsible for any Damages to the extent (and solely to the extent) resulting from or arising out of a Service Provider’s breach of this Agreement or gross negligence, fraud or willful misconduct in its provision of the Services.

(b)   Comcast agrees to indemnify and hold harmless each Service Recipient, its Affiliates and its and their respective Representatives (collectively, the “Service Recipient Indemnitees”) from and against any and all Damages asserted against or incurred by any Service Recipient Indemnitee as a result or arising out of (i) a Service Provider’s breach of this Agreement or (ii) a Service Provider’s gross negligence, fraud or willful misconduct in its provision of the Services; provided that Comcast shall not be responsible for any Damages to the extent SpinCo is required to indemnify a Service Provider Indemnitee pursuant to Section 5.01(a).

Section 5.02.   Procedures.  (a) The party seeking indemnification under Section 5.01 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Claim (other than any criminal Claim or Claim brought by a Governmental Authority) asserted by any Third Party (each, a “Third Party Claim”) and, subject to the limitations set forth in this Section 5.02, if it so notifies the Indemnified Party no later than thirty (30) days after receipt of the notice described in Section 5.02(a), shall be entitled to control and appoint lead counsel for such defense (other than any criminal Claim or Claim brought by a Governmental Authority), in each case, at its expense; provided that, prior to the Indemnifying Party controlling the defense of such Third Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party are true, the Indemnifying Party shall indemnify the Indemnified Party for any such Damages to the extent resulting from, or arising out of, such Third Party Claim.  If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.02, and if the Indemnifying Party has an indemnification obligation with respect to such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim.  If an Indemnifying Party has elected to control the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)   If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5.02, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any Service Provider Indemnitee (in the case of Service Provider as the Indemnified Party) or Service Recipient Indemnitee (in the case of Service Recipient as the Indemnified Party) or it is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel (including local counsel as necessary) of its choice for such purpose; provided, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d)   Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 5.03.   Calculation of Damages.  The amount of any Damages payable under Section 5.01 by the Indemnifying Party shall be net of any amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor.  If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.04.   No Warranties.  Except as expressly set forth in this Agreement, neither party hereto makes, and no party hereto is relying on, any warranty, express or implied, with respect to the Services and each party hereto hereby specifically disclaims any implied warranty of reasonable care or workmanlike effort.

Section 5.05.   Limitation of Liability; Exclusion of Damages.  (a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NO PARTY HERETO WILL BE LIABLE FOR ANY (I) PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR TREBLED DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM BASED ON A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (II) LOST PROFITS, DIMINUTION IN VALUE, MULTIPLE-BASED OR OTHER DAMAGES CALCULATED BASED ON A MULTIPLE OF ANOTHER FINANCIAL MEASURE, IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)   NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, EXCEPT FOR A SERVICE PROVIDER’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, THE MAXIMUM AGGREGATE LIABILITY OF THE SERVICE PROVIDERS TO THE SERVICE RECIPIENTS OR TO ANY THIRD PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED AND SHALL BE LIMITED TO THE FEES ACTUALLY RECEIVED BY THE SERVICE PROVIDERS FOR THE SERVICES HEREUNDER.

Article 6
Termination of Services

Section 6.01.   Termination.  (a) Notwithstanding Section 2.01, except as expressly set forth otherwise in the Service Schedule, SpinCo may, at any time during the term of this Agreement and for any reason, terminate Comcast’s obligations to provide or cause to be provided any or all Services, or any part of any Service, by giving at least sixty (60) days’ prior written notice of such termination to Comcast; provided that in the event SpinCo elects to terminate any (but not all) of the Services (or any portion thereof), (i) Comcast may, within ten (10) Business Days following its receipt of such termination notice, provide SpinCo with written notice of all applicable Dependent Services, (ii) upon receiving Comcast’s notice pursuant to the foregoing clause (i), SpinCo may provide notice within five (5) Business Days of such receipt of its withdrawal of its termination notice and (iii) if SpinCo does not withdraw its termination notice within such five (5) Business Day period, the Dependent Services shall automatically terminate upon the effective date of termination of such terminated Service(s).  If SpinCo notifies Comcast of its intent to terminate any Service in part or reduce any Service, the Service Fees shall be reduced accordingly upon the termination-in-part or reduction of such Service.  For the avoidance of doubt, subject to the first sentence of this Section 6.01(a), if SpinCo elects to terminate the provision of less than all Services, Comcast shall continue to be obligated to provide or cause to be provided any and all remaining Services.

(b)   Comcast may terminate its obligations to provide or cause to be provided any or all Services at any time if SpinCo shall have failed to perform any of its material obligations (including any of its payment obligations) under this Agreement relating to any such Service (including the failure to provide any access, information or data required to effectuate such Service), but only if Comcast shall have notified SpinCo in writing of such failure and such failure shall have continued for a period of thirty (30) days after receipt by SpinCo of such written notice.

(c)   If the performance of any Service subjects any Service Provider to a reasonable risk of violating an Applicable Law or breaching or defaulting under any material Contract, or otherwise would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business of Comcast or any of its Affiliates, then the relevant Service Provider may immediately suspend performance of such Service and any and all Dependent Services without liability to Comcast or any other Service Provider; provided that Comcast shall provide written notice of such fact (including the Service(s) and any applicable Dependent Services affected thereby) to SpinCo with as much advance notice as is reasonably practicable under the circumstances and permitted by Applicable Law; and provided further that, (i) following delivery of such notice, the parties hereto will cooperate in good faith to promptly amend this Agreement to the extent necessary to eliminate such violation of Applicable Law, breach of or default under a material Contract or other effect while as nearly as possible accomplishing the purpose of the intended Service in a mutually satisfactory manner and (ii) SpinCo shall not be obligated to pay for any such suspended Services during the pendency of any Service Provider’s suspension of such Services (it being understood that SpinCo shall remain liable for any Service Costs incurred or accrued for such Services prior to such suspension).  If the parties hereto are unable to agree upon such an amendment to this Agreement within thirty (30) days of such notification, then either party hereto may terminate its obligation with respect to such suspended Services upon written notice to the other party hereto; provided that any applicable Dependent Services shall also automatically terminate upon the effective date of termination of such suspended Services.

(d)   SpinCo may terminate Comcast’s obligation to provide or cause to be provided any Service at any time if Comcast shall have failed to perform any of its material obligations under this Agreement relating to such Service, but only if SpinCo shall have notified Comcast in writing of such failure and such failure shall have continued for a period of thirty (30) days after receipt by Comcast of such written notice.

(e)   Subject to Section 6.02, this Agreement shall terminate in its entirety on the date when no Services are to be provided as set forth in the Service Schedule, as the same may hereafter be amended.

Section 6.02.   Effect of Termination.  Other than as required by Applicable Law, upon expiration or termination of any or all Service(s) pursuant to Section 6.01 or otherwise pursuant to this Agreement, Comcast shall have no further obligation to provide or cause to be provided the terminated Service(s) and SpinCo shall have no obligation to pay any Service Fees relating to such terminated Service(s); provided that, notwithstanding such termination, SpinCo shall remain liable to Comcast for (a) Service Costs incurred prior to the effective date of the expiration or termination of such Service(s), (b) the Disengagement Costs, and any and all costs, charges, fees and expenses incurred by Comcast or any of its Affiliates in connection with the provision of any and all Disengagement Services, in each case, relating to the expiration or termination of such Service(s), and (c) in the case of a termination under Section 6.01(a), Section 6.01(b) or Section 6.01(c), without duplication of any amounts contemplated by the foregoing clause (b), any fees, costs and expenses incurred by any Service Provider between the time of such termination and the time the provision of such Service(s) would have terminated under this Agreement absent such early termination (including early termination charges, kill fees, wind-down costs, reasonable minimum volume make-up fees and other fees and costs, in each case actually payable or that have been paid in advance by any Service Provider to a third party, and unamortized costs that any Service Provider previously incurred or are required to pay to a third party for services, equipment, licenses or other assets used for the provisions of such terminated Service) (collectively, “Termination Fees”) to the extent such Service Provider cannot avoid the incurrence of any such Termination Fees using commercially reasonable efforts.  For clarity, no Disengagement Costs are payable based upon (i) the termination of a Service by SpinCo pursuant to Section 6.01(d) or (ii) the expiration of the Term of any Service in the ordinary course.  All amounts payable pursuant to this Section 6.02 shall be invoiced to and payable by SpinCo within forty-five (45) days after the date of invoice and otherwise in accordance with Section 3.05.  Notwithstanding any expiration or termination pursuant to Section 6.01, Section 2.09(c), Section 2.09(d), Section 3.07, Section 3.08, this Section 6.02, and Articles 4, 5 and 8 (and any other provisions that by their nature are intended to survive expiration or termination of this Agreement) shall survive any such expiration or termination indefinitely, together with those provisions of this Agreement the survival of which is necessary for the interpretation or enforcement of this Agreement; provided that any claims for breach of a given provision of this Agreement, any indemnification obligations therefor or otherwise arising hereunder, and any payment obligations, in each case, to the extent accruing prior to the expiration of the applicable survival period for such provision hereunder, shall survive the expiration or termination of this Agreement for the duration of the applicable statute of limitations under Applicable Law.

Article 7
Representations And Warranties

Section 7.01.   Representations and Warranties of Comcast.  Comcast represents and warrants to SpinCo that:

(a)   Comcast is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all corporate powers required to carry on its business as now conducted.

(b)   The execution, delivery and performance by Comcast of this Agreement are within Comcast’s corporate powers and have been duly authorized by all necessary corporate action on the part of Comcast.  This Agreement constitutes a valid and binding agreement of Comcast enforceable against Comcast in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)   The execution, delivery and performance by Comcast of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Comcast of its obligations hereunder.

Section 7.02.   Representations and Warranties of SpinCo.  SpinCo represents and warrants to Comcast that:

(a)   SpinCo is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all corporate powers required to carry on its business as now conducted.

(b)   The execution, delivery and performance by SpinCo of this Agreement are within SpinCo’s corporate powers and have been duly authorized by all necessary corporate action on the part of SpinCo.  This Agreement constitutes a valid and binding agreement of SpinCo, enforceable against SpinCo in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)   The execution, delivery and performance by SpinCo of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by SpinCo of its obligations hereunder.

Article 8
Miscellaneous

Section 8.01.   Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, mail, or email transmission to the following addresses:

if to Comcast, to:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Attn: Chief Legal Officer

Email: [***]

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: Matthew J. Bacal
Email: [***]

if to SpinCo, to:

Versant Media Group, Inc.

900 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attn: Jordan Fasbender, General Counsel

Email: [***]

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 8.02.   Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Comcast and SpinCo, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 5.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.03.   Expenses.  Except as otherwise provided herein, all third-party fees, costs and expenses paid or incurred in connection with this Agreement shall be paid by the party hereto incurring such fees, cost or expenses.

Section 8.04.   Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto.  Neither party hereto is now, nor shall it be made by this Agreement, an agent, employee or legal representative of the other party hereto or any of its Affiliates for any purpose.  Each party hereto acknowledges and agrees that neither party hereto shall have authority or power to bind the other party hereto or any of its Affiliates or to contract in the name of, or create a liability against, the other party hereto or any of its Affiliates in any way or for any purpose, to accept any service of process upon the other party hereto or any of its Affiliates or to receive any notices of any kind on behalf of the other party hereto or any of its Affiliates.  Each party hereto is and shall be an independent contractor in the performance of Services hereunder and nothing herein shall be construed to be inconsistent with this status.

Section 8.05.   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, except that Comcast may designate any other Service Provider to provide any of the Services hereunder and SpinCo may designate any other Service Recipient to receive any of the Services hereunder.  Notwithstanding the foregoing, if either party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, no such consent shall be required and proper provisions shall be made so that the successors and assigns of such party shall assume all of the rights and obligations of such party under this Agreement; provided that in the case of any such transaction involving SpinCo, this Agreement and the Services shall apply only to the SpinCo Business as conducted at the time of such transaction and not to any other business of any other Person party to such transaction.

Section 8.06.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.07.   Dispute Resolution.  Subject to Section 3.05(d), any dispute relating to the Services or otherwise related to or arising out of this Agreement shall be handled in accordance with the dispute resolution provisions set forth in Section 6.09 and 6.10 of the Separation Agreement, mutatis mutandis.

Section 8.08.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09.   Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by any electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the indemnification provisions of Article 5 or as expressly provided herein with respect to the Service Providers and Service Recipients, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 8.10.   Entire Agreement.  This Agreement and the other Distribution Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents.

Section 8.11.   Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.  Upon such a declaration, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.12.   Specific Performance.  The parties hereto acknowledge and agree that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party hereto agrees that, if there is a breach or threatened breach, in addition to any and all other rights and remedies at law or in equity, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 8.13.   Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of its authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMCAST CORPORATION

By:	/s/ Thomas J. Reid
	Name:	Thomas J. Reid
	Title:	Chief Legal Officer and Secretary

VERSANT MEDIA GROUP, INC.

By:	/s/ Anand Kini
	Name:	Anand Kini
	Title:	Executive Vice President

[Signature Page to Transition Services Agreement]